Exhibit 99.1

Gaiam Reports Results for FY 2004

Broomfield, CO, February 28, 2005. Gaiam, Inc. (NASDAQ: GAIA) announced results for its fourth quarter and year ended December 31, 2004. Gaiam is a multi-channel lifestyle company catering to customers who value natural health, personal development and responsible media.

The company will host a conference call today, February 28, 2005, at 2:30 p.m. M.S.T. (4:30 p.m. E.S.T.) to review its results for the fourth quarter and 2004 fiscal year.

Dial-in No.:	(888) 282-8354
Passcode:	GAIAM

For the fourth quarter ended December 31, 2004, Gaiam revenues were $34.8 million compared to $35.1 million in the same period of last year. Gaiam’s direct to consumer segment grew to 54% of total revenue and delivered solid internal growth of 14%. Revenue generated by Gaiam’s business segment, which distributes media and other proprietary products to retailers, was $1.6 million lower in the fourth quarter of 2004 than in the comparable 2003 period, due primarily to declining VHS sales and returns of VHS products. Gaiam’s international businesses posted internal growth of 34%.

Gaiam generated positive internal growth for the quarter of 2%, reversing several quarters of negative internal growth, despite experiencing high product returns and markdowns associated with the completion of the format transition from VHS to DVD. Revenues for 2004 were affected by Gaiam’s decision, at the beginning of 2004, to discontinue a small unprofitable catalog title, which had produced approximately $1 million in revenue in the fourth quarter of 2003.

VHS returns, deductions and inventory write-downs also negatively impacted gross margin, which declined from 50.3% in the fourth quarter of 2003 to 48.7% for the comparable 2004 period and to 49.7% for the year.

Primarily as a result of lower revenues and gross margin mentioned above, Gaiam had an operating loss for the three months ended December 31, 2004 of $3 thousand,  compared to an operating profit of $91 thousand for comparable 2003 period.  The net loss for the fourth quarter 2004 was $564 thousand or $0.04 per share, as compared to the net income of $341 thousand, or $0.02 per share in the fourth quarter of 2003.

For the year ended December 31, 2004, Gaiam reported revenue of $96.7 million compared to $102 million in 2003, and a net loss of $4.6 million or $0.32 per share, compared to a net loss of $972 thousand or $0.07 per share in 2003.

During 2004, Gaiam generated $3.1 million from its operations and increased its cash position at December 31, 2004 to $10.4 million, up from $8.4 million at December 31, 2003.

Depreciation and amortization for the year was $4.9 million. Gaiam has no debt and an unused $15 million line of credit.

“The fourth quarter revenue was above expectations by $3 million, which more than offset the additional reserves needed for the remaining VHS inventory,” said Jirka Rysavy, Chairman and Chief Executive Officer. “The return to positive internal growth in the fourth quarter, despite VHS returns and mark downs related to our transition out of the VHS format, as well as the fact that the quarter would have been profitable, except for the VHS impact, are very good signs for the start of a new year.”

“We were really pleased with our 14% internal growth during the fourth quarter in our direct business, where our internet sales are driving revenues,” said Lynn Powers, President. “Our business to retailers segment is finally through the VHS impact and experienced strong sell through at key retailers such as Target in the fourth quarter.”

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no duty to update any forward-looking statements.

Additional guidance may be given on the conference call. A replay of the call will begin 1 hour after the end of the call and will continue until 5:00 p.m. E.S.T. on March 2, 2005.

Replay number (866) 395-4250

Contact:             Janet Mathews, Chief Financial Officer    (303) 222-3663

http: www.gaiam.com

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended December 31, 2004		Three months ended December 31, 2003

Net revenue	$34,828	100.0%	$35,143	100.0%

Cost of goods sold	17,860	51.3%	17,480	49.7%

Gross profit	16,968	48.7%	17,663	50.3%

Operating expenses	16,971	48.7%	17,572	50.0%

Income (loss) from operations	(3)	0.0%	91	0.3%

Other income (expense)	(161)	(0.5)%	788	2.2%

Income (loss) before income taxes	(164)	(0.5)%	879	2.5%

Income tax (benefit) expense	(171)	0.0%	186	0.5%

Minority interest expense	(571)	(1.6)%	(352)	(1.0)%

Net income (loss)	$(564)	(1.6)%	$341	1.0%

Shares outstanding:
Basic	14,723		14,602
Diluted	14,723		14,695

Earnings (loss) per share:
Basic	$(0.04)		$0.02
Diluted	$(0.04)		$0.02

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31, 2004		Year Ended December 31, 2003

Net revenue	$96,657	100.0%	$102,000	100.0%

Cost of goods sold	48,646	50.3%	48,927	48.0%

Gross profit	48,011	49.7%	53,073	52.0%

Operating expenses	54,301	56.2%	54,355	53.3%

Loss from operations	(6,290)	(6.5)%	(1,282)	(1.3)%

Other income	109	0.1%	546	0.6%

Loss before income taxes	(6,181)	(6.4)%	(736)	(0.7)%

Income tax benefit	(2,440)	(2.5)%	(461)	(0.5)%

Minority interest expense	(897)	(0.9)%	(697)	(0.7)%

Net loss	$(4,638)	(4.8)%	$(972)	(0.9)%

Shares outstanding:
Basic	14,684		14,594
Diluted	14,684		14,594

Earnings (loss) per share:
Basic	$(0.32)		$(0.07)
Diluted	$(0.32)		$(0.07)

GAIAM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$10,439	$8,384
Accounts receivable, net of allowance for doubtful accounts of $642 in 2004 and $801 in 2003	13,914	17,818
Income tax and other receivables	3,000	2,091
Inventory, less allowances	16,503	16,629
Deferred advertising costs	2,635	1,649
Deferred tax assets	1,145	—
Other current assets	1,324	1,280
Total current assets	48,960	47,851

Property and equipment, net	7,857	10,314
Investments	7,865	7,865
Capitalized production costs, net	5,457	6,094
Media library, net	5,427	6,084
Goodwill and other intangibles	9,757	9,509
Non-current deferred tax assets	2,657	2,780
Other assets	307	655
Total assets	$88,287	$91,152

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,910	$12,459
Accrued liabilities	3,698	4,904
Capital lease obligations, current	—	55
Income taxes payable	864	902
Deferred tax liabilities	—	27
Total current liabilities	17,472	18,347

Minority interest	4,469	3,320

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 9,411,897 and 9,203,056 shares issued and outstanding at December 31, 2004 and 2003, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 shares issued and outstanding at December 31, 2004 and 2003	1	1
Additional paid-in capital	54,933	53,831
Deferred compensation	—	(72)
Accumulated other comprehensive income	850	525
Retained earnings	10,561	15,199
Total stockholders’ equity	66,346	69,485
Total liabilities and stockholders’ equity	$88,287	$91,152